Exhibit 10.1
May 13, 2020

Effective as of May 13, 2020, Natura &Co International S.à r.l, 6, rue Eugène Ruppert, L – 2453 Luxembourg (“Lender”) has agreed to enter into a US$100,000,000 equivalent value, multi-currency uncommitted Revolving Credit Facility (“Facility”) with Avon Luxembourg Holdings S.à r.l, a private limited company, with registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 98931 (“Borrower”) under the following terms and conditions.

Lender: Natura &Co International S.à r.l

Borrower: Avon Luxembourg Holdings S.à r.l

Terms:
The Facility will mature on May 31, 2022. The unused portion of the Facility can be canceled at any time by either the Borrower or the Lender by giving five (5) days’ written notice (it being agreed that such notice may be provided via email). In no event does the cancellation of the Facility affect the rights of either the Borrower or the Lender with regard to any outstanding Loans (as such term is defined below).

Facility Limit:
Loans may be made in mutually agreed currency up to a maximum aggregate principal amount of US$100,000,000 (the “USD Maximum Amount”) or equivalent based on the exchange rate applicable to outstanding and new Loans as of the date any new Loan is made, as determined by the Lender (the “Applicable Exchange Rates”). In no case shall the USD equivalent of the aggregate principal amount of each of the new Loans made on that day, when combined with the USD equivalent of the aggregate principal amount of each of the existing Loans, in each case based on the Applicable Exchange Rates, exceed the USD Maximum Amount.

Loan tenor:
The Borrower can borrow for periods up to twelve (12) months subject to the availability of funds for the requested Loan tenor. All borrowings will be recorded by the Lender which will be deemed correct subject to manifest error.

Each borrowing under the Facility will be referred to as a “Loan” and collectively as the “Loans”. Notwithstanding anything to the contrary, no Loan may extend beyond the maturity date of this Facility when all Loans are due and payable.

The Borrower must advise the Lender at least two (2) days in advance of its intention to borrow funds under the Facility as well as its intention to roll over a Loan at its scheduled maturity date. The Borrower will advise the Lender of the maturity date required for each new Loan. The Lender will review the Borrower’s requests and confirm acceptance or otherwise of such requests promptly. The parties agree that such communications shall be provided via email.

Loans:
The minimum amount for any Loan under this facility is US$1,000,000 or equivalent (based on the Applicable Exchange Rate) in the chosen currency. In no event can the aggregate of all Loans outstanding exceed the overall USD Maximum Amount. All repayments and associated interest with respect to a Loan shall be made in the same currency as the Loan so borrowed.

Exhibit 10.1

Interest Rates:
The rate of interest on each Loan for each interest period is the percentage rate per annum which is the aggregate of:

a) 7.7%; and
b) the London Interbank Offered Rate or equivalent benchmark interest rate applicable for the relevant currency and interest period

Interest Payment:
Interest is due at the maturity date of each Loan, on the date of any prepayment, and at the termination of the Facility. Interest shall be paid in the same currency as the Loan.

Withholding Tax:
All interest will be paid net of withholding tax.

Default:
All outstanding Loans under this Facility will be due and payable regardless of their scheduled maturity date if:
(a) the principal amount of a Loan is not received by the Lender on the Loan’s scheduled maturity date; or
(b) the interest due on a Loan is not received within three (3) days of the scheduled due date.

The Borrower waives presentment of payment, notice of non-payment and protest as well as claim to any set-off, counter claim, or deduction of any nature.

Prepayment:
The Borrower may prepay any Loan in whole or in part at any time before the scheduled maturity date without penalty by irrevocably advising its intention to do so to the Lender, three (3) business days in advance of such prepayment.

Counterparts:
This agreement may be signed in any number of counterparts and all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this agreement.

Law:
This agreement and all matters, claims or causes of action based upon, arising out of, or relating to this agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. The terms of this agreement may be modified, amended, or renewed only upon the written consent of both of the parties hereto. This agreement shall be binding to the benefit of the respective parties, their successors and assigns.

If any term, covenant, condition or provision of this agreement or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this agreement, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each other term, covenant, condition or provision of this agreement shall be valid and shall be enforced to the fullest extent provided by law.

Exhibit 10.1

Signed by: Signed by:

Natura &Co International S.à r.l Avon Luxembourg Holdings S.à r.l

Name: David Burgos Name:
Title: Manager Title: Manager A
Date: 06 May 2020 Date: 13 May 2020

Name: Atem Salameh Name:
Title: Manager Title: Manager B
Date: 06 May 2020 Date: